ADMINISTRATIVE SERVICES AGREEMENT


         THIS ADMINISTRATIVE SERVICES AGREEMENT dated as of December 1, 2005 is made and entered into by and between HighMark Capital Management, Inc., a California corporation ("HighMark"), and HighMark Funds, a Massachusetts business trust (the "Trust").

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust desires to retain HighMark to render certain administrative services with respect to each investment portfolio listed on Schedule A "Investment Portfolio List" attached hereto and all terms of which are incorporated by this reference, and as the same may be amended from time to time by the parties hereto; and HighMark is willing to render such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. SERVICES. The Trust hereby appoints HighMark to act as its administrator. HighMark, will (either directly or pursuant to delegation to other parties) perform all administrative services necessary or appropriate for the operation of the Trust, including but not limited to recordkeeping, regulatory reporting, regulatory compliance, blue sky, tax reporting, transmission of regular shareholder communications, supervision of third party service providers, and fund accounting services. This Agreement shall not obligate HighMark to perform custodial, securities lending, transfer agency or investment advisory services or to pay any portion of the fees or expenses of the Trust's outside legal counsel or independent auditors, except as otherwise provided herein. In its performance of such administrative services, HighMark, among other things, will provide: (i) suitable office space for the Trust, (ii) all necessary administrative facilities and equipment, and (iii) all personnel necessary for the efficient conduct of the affairs of the Trust, including persons to serve as the Trust's officers. In addition, HighMark shall bear the additional expenses of the Trust set forth on Schedule B "List of Additional Expenses" attached hereto and all terms of which are incorporated herein by this reference, and as the same may be amended from time to time by the mutual consent of the parties hereto, provided, however, that the parties shall allocate between themselves as agreed from time to time the compensation and expenses of the person who serves as the chief compliance officer of HighMark and of the Trust and such allocation may be revised from time to time by the parties. HighMark may delegate any or all of its responsibilities hereunder to one or more other parties, and any compensation paid to any such party will be the sole responsibility of HighMark. Except to the extent otherwise specifically provided, HighMark shall not be obligated to pay the compensation of any employee of the Trust retained by the trustees of the Trust to perform services on behalf of the Trust.

         2. COMPENSATION. The Trust will pay to HighMark as compensation for the services rendered and for the facilities furnished by HighMark, a fee computed daily and paid monthly in arrears at the annual rate of 0.15% of the first $10 billion of the Trust's average daily net assets and 0.145% of such average daily net assets in excess of $10 billion. HighMark's compensation shall be prorated for partial months. As mentioned in Paragraph 1 above, pursuant to the "AGREEMENT Concerning CCO Compensation Allocation" dated December 15, 2004 but made effective as of July 1, 2004, the Trust pays to HighMark a portion of the overall compensation and expenses for the compliance work of the HighMark CCO functioning as the Trust's CCO. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated to HighMark herein, including, without limitation: organizational costs; taxes; expenses for legal and auditing services; blue sky filing fees; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material, shareholder statements, confirmations and notices to existing shareholders (including any fees charged by Automated Data Processing, Inc. with respect to mailing any such materials to beneficial shareholders); all expenses incurred in connection with issuing and redeeming shares; the costs of pricing services; the costs of custodial services; the cost of initial and ongoing registration of the shares under Federal and state securities laws; bank service charges; rating agency fees; NSCC trading charges; fees and out-of-pocket expenses of Trustees who are not affiliated persons of HighMark or any affiliated person of HighMark; the costs of Trustees' meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to the Trust other than service providers with whom HighMark has entered into a sub-contracting arrangement for the provision of services HighMark is obligated to provide hereunder. The Trust shall reimburse HighMark, and any sub-administrator hired by HighMark, for their reasonable out-of-pocket copying, postage, telephone, and fax expenses and similar types of expenses incurred by them in the performance of their duties.

         3. EFFECTIVE DATE AND TERM. This Agreement shall become effective as of the date first written above, and it shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until December 31, 2006, and thereafter shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 90 days prior to the expiration of the then-current term. Each party to this Agreement may terminate this Agreement prior to the expiration of the initial term set forth above, by providing written notice to the other party hereto with a specified date of termination, in the event of a material breach of this Agreement by the other party, provided that the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date. This Agreement shall terminate as to any portfolio or as to the Trust upon the liquidation, respectively, of the portfolio or the Trust. Compensation due HighMark and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. If the Trust terminates this Agreement, or if this Agreement terminates as a result of the liquidation of the Trust, HighMark, and any sub-administrator hired by HighMark, shall be entitled to reimbursement from the Trust for their reasonable expenses in connection with their activities in effecting termination, including without limitation, the delivery to the Trust or its designee(s) of the Trust's property, records, instruments and documents.

         4. STANDARD OF CARE AND LIMITATION OF LIABILITY. HighMark shall use its reasonable best efforts to ensure the accuracy of all services performed under this Agreement, but in the absence of willful misfeasance, bad faith or gross negligence on the part of HighMark, or the reckless disregard by HighMark, of its obligations and duties hereunder, HighMark shall not be subject to any liability to the Trust, for any act or omission in the course of, or connected with, the rendering of services hereunder. As used in this Section 4, the term "HighMark" shall include the directors, officers, employees and other agents of HighMark.

So long as HighMark, or its agents, acts with good faith and with due diligence hereunder, the Trust assumes full responsibility and shall indemnify HighMark and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration relationship to the Trust or any other service rendered to the Trust hereunder; provided however, that in no event shall the Trust be obligated to indemnify HighMark against any liability to which HighMark would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty. The indemnity provisions set forth herein shall indefinitely survive the termination of this Agreement.

HighMark may apply to the Trust at any time for instructions and may consult with auditors or counsel for the Trust or, at its own expense, HighMark's own counsel, accountants or other experts, with respect to any matter arising in connection with HighMark's duties, and HighMark shall not be liable or accountable for any action taken or omitted by it in good faith and with due diligence in accordance with such instruction or with the opinion of such counsel, accountants or other experts. To the extent HighMark consults with the Trust's counsel or the Trust's auditors pursuant to this provision, any such expense shall be borne by the Trust.

Nothing herein shall make HighMark liable for the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, custodians, postal or delivery services, telecommunications providers and processing and settlement services unless in each case such third party is engaged by HighMark. HighMark may rely upon information provided by the Trust's transfer agent and custodian, and has no duty to investigate or confirm the accuracy or adequacy of any such information.

In the event of equipment failures beyond HighMark's control, HighMark shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. HighMark shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. The foregoing limitation of liability provision shall not apply where HighMark could have reasonably invoked its business continuity plan to avoid the failure to comply caused by the equipment failure.

         5. ASSIGNMENT. This Agreement shall not be assignable by HighMark without the prior written consent of the Trust.

         6. AMENDMENTS. This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust.

         7. NOTICE. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, return receipt requested, or delivered by hand, facsimile (with a hard copy via regular mail), messenger or overnight courier, and shall be deemed given when received at the addresses set forth below, or at such other address as a party may specify by written notice to the other party.


If to the Trust:         HighMark Funds  - Attention:  Greg Knopf
                         445 So. Figueroa St., Suite 306
                         Los Angeles, CA 90071
                         213-236-6865 (fax)

                         with a copy to :

                         Ropes & Gray.
                         Attention: John Loder, Esq
                         One International Place
                         Boston, MA 02110-2624
                         617-951-7050 (fax)

If to HighMark:          HighMark Capital Management, Inc.
                         Attention: VP of Fund Administration
                         475 Sansome St., 14th floor
                         San Francisco, CA 94111
                         415-291-7702 (fax)


         8. HEADINGS. The headings of Sections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions hereof.

         9. GENERAL. This Agreement, together with the Schedule A and Schedule B, contain the entire understanding between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid, illegal or otherwise unenforceable to any extent, then, to the fullest extent permitted by law: (i) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement; (ii) all other terms and provisions of this Agreement shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible; and (iii) the parties shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purpose and intents of this Agreement. HighMark shall be deemed to be an independent contractor for all purposes under this Agreement. The services of HighMark rendered to the Trust hereunder are not to be deemed to be exclusive. HighMark is free to render such services to others and to have other businesses and interests. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         10. GOVERNING LAW. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws rules that would make the substantive laws of another jurisdiction apply.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers hereunto duly authorized all as of the day and year first above written.


                             HIGHMARK FUNDS

                             By: /s/ Phil Masterson
                                ------------------------------
                                 Name: Phil Masterson
                                 Title: Secretary


                             HIGHMARK CAPITAL MANAGEMENT, INC.

                             By: /s/ Earle A. Malm
                                ------------------------------
                                 Name: Earle A. Malm II
                                 Title: Chairman of the Board, President & CEO




                                     NOTICE

         A copy of the Agreement and Declaration of Trust, as amended through the date hereof, establishing HighMark Funds (the "Trust") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Trust.

                                   SCHEDULE A
                            INVESTMENT PORTFOLIO LIST


         HighMark 100% U. S. Treasury Money Market Fund
         HighMark California Tax-Free Money Market Fund
         HighMark Diversified Money Market Fund
         HighMark U. S. Government Money Market Fund
         HighMark Balanced Fund
         HighMark Core Equity Fund
         HighMark Large Cap Growth Fund
         HighMark Large Cap Value Fund
         HighMark Small Cap Growth Fund
         HighMark Small Cap Value Fund
         HighMark Value Momentum Fund
         HighMark Bond Fund
         HighMark California Intermediate Tax-Free Bond Fund
         HighMark National Intermediate Tax-Free Bond Fund
         HighMark Short Term Bond Fund
         HighMark Income Plus Allocation Fund
         HighMark Growth & Income Allocation Fund
         HighMark Capital Growth Allocation Fund
         HighMark International Opportunities Fund (registered but not launched) HighMark Small Cap Advantage Fund (registered but not launched)

         and any other portfolios hereafter created by the Trust after the date of this Agreement

ADMINISTRATION AGREEMENT
                                   SCHEDULE B
                           LIST OF ADDITIONAL EXPENSES

*A minimum administration fee ("Minimum Fee") shall apply in the following circumstances. Currently, there are a total of 43 share classes for all Trust portfolios. In the event a share class is added to a Trust portfolio after the Trust has a total of 47 share classes, a Minimum Fee of $10,000 shall apply to each additional share class, to be shared pro-rata among all share classes of the Trust portfolio. In the event a new Trust portfolio is created and publicly offered after the effective date of this Agreement, a Minimum Fee of $55,000 shall apply to each new Trust portfolio including one share class. In the event more than one share class is included with a new Trust portfolio, and the total share classes for the Trust have reached a total of 47, the Minimum Fee applicable to the new Trust portfolio shall be increased by $10,000 for each additional share class, which shall be pro-rated among all share classes of the new Trust portfolio. A Minimum Fee for any Trust portfolio shall not apply in any month in which the Minimum Fee with respect to such Trust portfolio would be less than an amount equal to the assets of such Trust portfolio otherwise subject to the Minimum Fee times 0.04%.

* HighMark as Administrator shall be responsible for the per account and CUSIP fees charged by the Trust's transfer agent related to the Trust's portfolios up to but not to exceed $950,000 per year. HighMark shall not be responsible for any other transfer agency expenses, including but not limited to any out-of-pocket expenses.

For any new Trust portfolios or new share classes of either existing or new Trust portfolios established and offered to the public during the term of this Agreement (as those terms are defined above), the Trust will be charged a fee in accordance with the effective fee schedule in place with the transfer agent at that time. The undertaking by HighMark as Administrator to pay certain transfer agency expenses as noted above shall not affect the allocation methodology of transfer agency expenses applied by the Trust: that is, any transfer agency fee incurred by a new Trust portfolio or new share class (whether of a portfolio existing as of the date of this Schedule B, or a new portfolio), including but not limited to any applicable minimum fee, shall be allocated pro rata among all of the then existing Trust portfolios, based on their respective net assets.

* Annually, HighMark as Administrator shall be responsible for up to $100,000 of routine legal expenses incurred by the Trust and the Trust's portfolios when such routine expenses exceed $250,000; provided, however, that HighMark shall not be responsible for (i) non-routine legal expenses. or (ii) routine legal expenses in excess of $350,000. As used herein, the term "routine legal expenses" includes annual updates to the Trust's registration statement and supplements as necessary; review of annual and semi-annual reports; board meeting attendance and preparation of minutes; annual trustee, officer, and service provider questionnaires; annual review of investment advisory agreements; anti-money laundering and Sarbanes-Oxley related issues; establishment of new portfolios (up to two separate filings annually); proxies related to affiliated portfolio mergers and acquisitions; and investment policy changes that do not involve special circumstances (up to one filing annually).

The parties recognize that the above amounts may be paid by the sub-administrator on behalf of HighMark as Administrator, under the provisions of a sub-administration arrangement.